Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Jurisdiction of Organization	Type of Subsidiary
First Midwest Bank	Illinois	Corporation

First Midwest Capital Trust I	Delaware	Statutory Business Trust

Catalyst Asset Holdings, LLC	Illinois	Limited Liability Company